CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Consolidated Financial Data” and to the use of our report dated July 24, 2006, on EMTA Holdings, Inc. consolidated financial statements for the period ended March 31, 2006 included in the Registration Statement Form S-1 and related Prospectus of EMTA Holdings, Inc. dated August 10, 2006.

/s/ Killman Murrell & Company, P.C.
Houston, Texas
August 10, 2006